Exhibit 99.1

Contact:
Richard K. Arter	Investor Relations	941-362-1200
Tricia Fulton	Chief Financial Officer	941-362-1200

Sun Hydraulics earns $0.03 on third quarter sales of $23 million,

Fourth quarter sales forecast to be $26 million

SARASOTA, FLA, November 2, 2009 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the third quarter 2009 as follows:

(Dollars in millions except net income per share)

	September 26 2009	September 27 2008	Decrease

Three Months Ended
Net Sales	$23.3	$44.8	-48%
Net Income	$0.6	$6.7	-91%
Net Income per share:
Basic	$0.03	$0.40	-93%
Diluted	$0.03	$0.40	-93%

Nine Months Ended
Net Sales	$70.1	$145.3	-52%
Net Income	$0.6	$23.3	-97%
Net Income per share:
Basic	$0.03	$1.40	-98%
Fully Diluted	$0.03	$1.40	-98%

“We are encouraged by the modest rebound in sales and incoming order activity that began in the third quarter,” said Allen Carlson, Sun’s president and CEO. “The sequential revenue increase and recognition of the full benefit of our employee furlough programs helped earnings turn positive for the quarter.”

“Like many others in the industrial sector, we are cautiously optimistic,” Carlson acknowledged. “Our fourth quarter forecast represents a 12% sequential sales increase in what is historically the weakest quarter of the year. We believe that this growth in revenue is a clear indication that the bottom of this recession has passed. The Purchasing Managers Index (PMI) released this morning reported its third consecutive month above 50, indicating the economy is expanding. We believe this is a strong indication that Sun will continue to see growth into 2010.”

“In addition to PMI, our optimism is based, in part, on actions we have taken during this downturn,” Carlson said. “We are making investments now that will reap rewards for Sun in the future. On the product side, our electrically-actuated valves continue to gain attention in the marketplace and HCT (High Country Tek), as a by-product of its sales efforts, continues to uncover new opportunities for Sun products. Prototype development for integrated packages has remained very busy throughout the last three quarters and has led to new orders.”

“Sun has been able to make it through the downturn without compromising our capabilities,” Carlson continued. “Our workforce remains intact and we are investing in machinery and equipment to improve quality and productivity. New product designs complement our integrated packaging strategy and are helping us develop unique system solutions for our customers.”

Concluding, Carlson offered, “This is all a result of Sun’s culture - managing for the long-term, prudent financial stewardship and being prepared to capitalize on opportunities. Sun is financially sound, debt free, continuing to pay dividends, and in position to continue to outpace our industry as the economy expands.”

Outlook

Fourth quarter 2009 revenues are expected to be approximately $26 million, down 21% from the fourth quarter of 2008. Earnings per share are estimated to be $0.05 to 0.07 compared to $0.15 in the same period a year ago.

2009 year-end sales are estimated to be approximately $96 million, a 46% decrease compared to 2008. Earnings per share for 2009 are estimated to be $0.08 to $0.10, compared to $1.55 in 2008.

Sun’s fourth quarter results are based on a 14-week quarter resulting in a 53-week year for 2009.

Industrial Conference Presentation

Sun Hydraulics has been invited to present at the 2009 Robert W. Baird Industrial Conference on November 10, 2009 in Chicago, IL. Allen Carlson, President and CEO, and Tricia Fulton, CFO, will be speaking at 10:05 a.m. CT. A copy of the presentation will be posted on the Investor Relations section of Sun’s website.

Webcast

Sun Hydraulics Corporation will broadcast its Q3 financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, November 3, 2009. To listen to the webcast, go to http://investor.sunhydraulics.com/eventdetail.cfm?eventid=73506.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-791-4324. Questions also may be submitted to the Company via email at investor@sunhydraulics.com. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended September 26, 2009, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 27, 2008. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three months ended
	September 26, 2009	September 27, 2008
	(unaudited)	(unaudited)

Net sales	$23,316	$44,771

Cost of sales	17,965	30,033

Gross profit	5,351	14,738

Selling, engineering and administrative expenses	4,928	5,457

Operating income	423	9,281

Interest income, net	(146)	(233)
Foreign currency transaction gain, net	(88)	(258)
Miscellaneous expense, net	87	4

Income before income taxes	570	9,768

Income tax provision	16	3,111

Net income	$554	$6,657

Basic net income per common share	$0.03	$0.40

Weighted average basic shares outstanding	16,883	16,612

Diluted net income per common share	$0.03	$0.40

Weighted average diluted shares outstanding	16,917	16,642

Dividends declared per share	$0.090	$0.090

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Nine months ended
	September 26, 2009	September 27, 2008
	(unaudited)	(unaudited)

Net sales	$70,131	$145,342

Cost of sales	54,968	94,436

Gross profit	15,163	50,906

Selling, engineering and administrative expenses	14,570	17,203

Operating income	593	33,703

Interest income, net	(427)	(500)
Foreign currency transaction gain (loss), net	243	(158)
Miscellaneous (income) loss, net	387	(213)

Income before income taxes	390	34,574

Income tax provision	(179)	11,319

Net income	$569	$23,255

Basic net income per common share	$0.03	$1.40

Weighted average basic shares outstanding	16,806	16,589

Diluted net income per common share	$0.03	$1.40

Weighted average diluted shares outstanding	16,837	16,621

Dividends declared per share	$0.360	$0.360

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 26, 2009	December 27,
	(unaudited)	2008
Assets
Current assets:
Cash and cash equivalents	$30,109	$35,176
Restricted cash	134	127
Accounts receivable, net of allowance for doubtful accounts of $75 and $92	10,719	12,502
Inventories	8,097	9,960
Income taxes receivable	1,673	1,353
Deferred income taxes	259	259
Marketable securities	5,158	—
Other current assets	1,321	1,290

Total current assets	57,470	60,667

Property, plant and equipment, net	57,790	57,726
Marketable securities	2,308	—
Other assets	3,515	3,992

Total assets	$121,083	$122,385

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,529	$3,258
Accrued expenses and other liabilities	3,307	5,546
Long-term debt due within one year	—	147
Dividends payable	1,520	1,499

Total current liabilities	8,356	10,450

Long-term debt due after one year	—	125
Deferred income taxes	4,896	4,871
Other noncurrent liabilities	536	383

Total liabilities	13,788	15,829

Shareholders’ equity:
Common stock	17	17
Capital in excess of par value	41,841	38,042
Retained earnings	64,623	70,099
Accumulated other comprehensive income	814	(1,602)

Total shareholders’ equity	107,295	106,556

Total liabilities and shareholders’ equity	$121,083	$122,385

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Nine months ended
	September 26, 2009	September 27, 2008
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$569	$23,255
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,269	5,297
Loss on disposal of assets	17	138
Provision for deferred income taxes	25	(43)
Allowance for doubtful accounts	(17)	(75)
Stock-based compensation expense	686	671
Stock options income tax benefit	—	(15)
(Increase) decrease in:
Accounts receivable	1,800	(1,817)
Inventories	1,863	(84)
Income taxes receivable	(320)	—
Other current assets	(31)	143
Other assets	457	97
Increase in:
Accounts payable	271	97
Accrued expenses and other liabilities	558	2,584
Income taxes payable	—	502
Other noncurrent liabilities	153	96

Net cash provided by operating activities	11,300	30,846

Cash flows from investing activities:
Capital expenditures	(4,549)	(9,229)
Proceeds from dispositions of equipment	—	99
Purchase of marketable securities	(8,928)	—
Proceeds from Sale of Marketable Securities	1,451	—

Net cash used in investing activities	(12,026)	(9,130)

Cash flows from financing activities:
Repayment of debt	(261)	(301)
Proceeds from exercise of stock options	7	87
Proceeds from stock issued	310	267
Dividends to shareholders	(6,024)	(5,968)
Stock options income tax benefit	—	15

Net cash used in financing activities	(5,968)	(5,900)

Effect of exchange rate changes on cash and cash equivalents	1,634	(1,875)

Net increase/(decrease) in cash and cash equivalents	(5,060)	13,941

Cash and cash equivalents, beginning of period	35,303	19,337

Cash and cash equivalents, end of period	$30,243	$33,278

Supplemental disclosure of cash flow information:
Cash paid:
Interest	$9	$19
Income taxes	$116	$10,875
Supplemental disclosure of noncash transactions:
Common stock issued to ESOP through accrued expenses and other liabilities	$2,797	$2,255

	United States	Korea	Germany	United Kingdom	Elimination	Consolidated

Three Months Ended September 26, 2009
Sales to unaffiliated customers	$13,890	$2,621	$3,429	$3,376	$—	$23,316
Intercompany sales	3,881	—	43	217	(4,141)	—
Operating income (loss)	(340)	193	498	24	48	423
Depreciation	1,284	27	125	268	—	1,704
Capital expenditures	961	4	9	69	—	1,043

Three Months Ended September 27, 2008
Sales to unaffiliated customers	$28,810	$3,854	$6,746	$5,361	$—	$44,771
Intercompany sales	6,300	—	48	607	(6,955)	—
Operating income	6,204	257	2,131	752	(63)	9,281
Depreciation	1,273	37	147	313	—	1,770
Capital expenditures	2,080	19	140	129	—	2,368

Nine Months Ended September 26, 2009
Sales to unaffiliated customers	$42,078	$6,966	$11,041	$10,046	$—	$70,131
Intercompany sales	11,581	—	118	915	(12,614)	—
Operating income (loss)	(2,430)	403	1,772	600	248	593
Depreciation	4,018	80	379	762	—	5,239
Capital expenditures	4,297	31	37	184	—	4,549

Nine Months Ended September 27, 2008
Sales to unaffiliated customers	$88,834	$15,673	$22,567	$18,268	$—	$145,342
Intercompany sales	24,104	—	191	1,811	(26,106)	—
Operating income	22,779	1,332	6,858	2,860	(126)	33,703
Depreciation	3,730	125	443	979	—	5,277
Capital expenditures	8,492	35	289	413	—	9,229